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                                                                     Exhibit 5.1

                      [Letterhead of Covington & Burling]



                                        December 14, 1999


Mediconsult.com, Inc.
1330 Avenue of the Americas
New York, NY 10019

Ladies and Gentlemen:

          In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 91,273 shares of common stock, par value $.001 per share (the "Shares"), of Mediconsult.com, Inc., a Delaware corporation (the "Company"), pursuant to the Registration Statement on Form S-3 (the "Registration Statement") filed by you with the Securities and Exchange Commission, which shares are issuable upon the exercise of certain warrants, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

          Based upon the foregoing, we are of the opinion that when the terms of the issuance and sale of the Shares have been duly established in conformity with the Company's Certificate of Incorporation and the proceedings that we contemplate being taken prior to the issuance of the Shares have been completed, the Shares, when issued and sold as contemplated in the Registration Statement and assuming compliance with the Act, will be duly and validly issued, fully paid and nonassessable.

          We hereby consent to the filing of our opinion as Exhibit 5.1 to the Registration Statement and to the references to us under the heading "Legal Matters" in the prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                        Very truly yours,


                                        /s/ Covington & Burling